UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

AMERISERV FINANCIAL, INC.
(Name of Registrant as Specified In Its Charter)

DRIVER MANAGEMENT COMPANY LLC DRIVER OPPORTUNITY PARTNERS I LP J. ABBOTT R. COOPER
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), intends to nominate, and to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of, director nominees at the 2024 annual meeting of shareholders of AmeriServ Financial, Inc., a Pennsylvania corporation (the “Company”).

On September 8, 2023, Driver delivered a letter (the “September 8th Letter”) to Mr. J. Michael Adams, Chairman of the board of directors of the Company, and Mr. Jeffery A. Stopko, President and Chief Executive Officer of the Company, a copy of which is attached hereto as Exhibit 1 and incorporated herein by reference. The September 8th Letter included as exhibits two letters previously delivered by Driver to the board of directors of the Company (the “Board Letter”) and shareholders of the Company (the “Shareholder Letter”), respectively, subsequent to the conclusion of the Company’s 2023 annual meeting of shareholders. A copy of the Board Letter is attached hereto as Exhibit 2 and a copy of the Shareholder Letter is attached hereto as Exhibit 3, each of which is incorporated herein by reference.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Driver Management Company LLC (“Driver Management”), together with the other participants named herein (collectively, “Driver”), intends to nominate, and to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of, director nominees at the 2024 annual meeting of shareholders of AmeriServ Financial, Inc., a Pennsylvania corporation (the “Company”).

DRIVER STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ ANY PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF PROXY MATERIALS WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are currently anticipated to be Driver Management, Driver Opportunity Partners I LP (“Driver Opportunity”) and J. Abbott R. Cooper.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 350,503 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”). As of the date hereof, Driver Opportunity directly beneficially owns 350,503 shares of Common Stock, including 1,000 shares held in record name. Driver Management, as the general partner of Driver Opportunity, may be deemed to beneficially own the 350,503 shares of Common Stock directly beneficially owned by Driver Opportunity. Mr. Cooper, as the managing member of Driver Management, may be deemed to beneficially own the 350,503 shares of Common Stock directly beneficially owned by Driver Opportunity.